Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Quarterly Dividend
LAKELAND, Fla., Oct. 1, 2019 - Publix Super Markets Inc. announced its board of directors declared a quarterly dividend of 30 cents per share on its common stock.
The dividend will be payable Nov. 1, 2019, either through direct deposit or mailed as a check to stockholders of record as of the close of business Oct. 15, 2019.
To elect direct deposit of dividends, visit corporate.publix.com/stock and click Publix Stockholder Online at the bottom of the page. After registering for a secure and confidential online account, log in and select Dividends > Payment Preferences to elect direct deposit.
Direct deposit elections also can be made by completing the online Direct Deposit Authorization for Publix Stock Dividends form at corporate.publix.com/stock > Stockholder Resources > Forms. Print and sign the form as indicated, and then send it with a voided check to Publix stockholder services.
Publix is privately owned and operated by its more than 200,000 employees, with 2018 sales of $36.1 billion. Currently, Publix has 1,228 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 22 consecutive years, the company has been named one of Fortune’s 100 Best Companies to Work For, and Publix ranked No. 1 on Fortune’s inaugural list of Best Big Companies to Work For in 2019. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###